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                                                    OMB Number:  3235-0145
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*

                             Vitria Technology, Inc.
                       ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)

                                   928490 10 4
                   ------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [] Rule 13d-1(b)
        [] Rule 13d-1(c)
        [] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                               Page 1 of 5 pages

---------------------                                          -----------------
CUSIP No. 928490 10 4             13G                          Page 2 of 5 Pages
---------------------                                          -----------------


---------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON
                         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                         JoMei Chang
----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
                         (a)
                         (b)
----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
----------------------------------------------------------------------------------------------------------
4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
----------------------------------------------------------------------------------------------------------
                            5  SOLE VOTING POWER
       NUMBER OF               8,807,836
        SHARES            ---------------------------------------------------------------------------------
     BENEFICIALLY           6  SHARED VOTING POWER
       OWNED BY                833,338
         EACH             --------------------------------------------------------------------------------
       REPORTING            7  SOLE DISPOSITIVE POWER
        PERSON                 8,807,836
         WITH:            --------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               833,338
----------------------------------------------------------------------------------------------------------
9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         9,641,174
----------------------------------------------------------------------------------------------------------
10                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                         Not applicable.
----------------------------------------------------------------------------------------------------------
11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         15.6%
----------------------------------------------------------------------------------------------------------
12                       TYPE OF REPORTING PERSON*

                         IN
----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1.
        (a)  Name of Issuer

             Vitria Technology, Inc.

        (b)  Address of Issuer's Principal Executive Offices

             945 Stewart Drive
             Sunnyvale, CA  94086

Item 2.
        (a)  Name of Person Filing

             JoMei Chang

        (b)  Address of Principal Business Office or, if none, Residence

             945 Stewart Drive
             Sunnyvale, CA  94086

        (c)  Citizenship

             United States

        (d)  Title of Class of Securities

             Common Stock

        (e)  CUSIP Number

             928490 10 4


Item 3.                      If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)                          []         Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)                          []         Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)                          []         Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
(d)                          []         An investment company registered under section 8 of the Investment Company Act of 1940 (15
                                        U.S.C. 80a-8);
(e)                          []         An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);
(f)                          []         An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);
(g)                          []         A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G);
(h)                          []         A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12
                                        U.S.C. 1813);
(i)                          []         A church plan that is excluded from the definition of an investment company under section
                                        3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)                          []         Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)


                               Page 3 of 5 pages

Item 4.          Ownership


     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount Beneficially Owned:  9,641,174

        (b)  Percent of Class:  15.6%

        (c)  Number of shares as to which such person has:

        (i)  Sole power to vote or to direct the vote:  8,807,836

        (ii) Shared power to vote or to direct the vote:  833,338

        (iii)  Sole power to dispose or to direct the disposition of:  8,807,836

        (iv) Shared power to dispose or to direct the disposition of:  833,338

Instruction: For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Instruction:  Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of a Group

         Not applicable.

                               Page 4 of 5 pages

Item 10. Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 14, 2000
                                        -----------------------------------
                                                      Date

                                                /s/ JoMei Chang
                                        -----------------------------------
                                                   Signature

                                                  JoMei Chang
                                        -----------------------------------
                                                   Name/Title

                               Page 5 of 5 pages